Exhibit 2.5

February 20, 2023

Gentlemen:

We are acting as counsel to Mass Megawatt Wind Power, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Post- Effective Amendment Offering Statement on Form 1-A (the “Post-Effective Amendment”). The Post-Effective Amendment covers 10,000,000 shares of common stock offered at $0.01 per share. (the “Shares”)

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Post-Effective Amendment, the original Offering Statement filed on July 25, 2022 and deemed qualified on September 8, 2022, the Amendment to the Offering Statement filed on August 19, 2022, and the Amendment to the Offering Statement filed on August 29, 2022, the form of Subscription Agreement and such corporate records, documents, certificates, and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company, and the Company has sufficient shares authorized and unencumbered to fulfill the underlying offering.

2.	The Shares each in their own regard, valid and binding obligations of the Company enforceable against the Company according with the terms described therein.

3.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Post- Effective Amendment Offering Statement, and we also consent to the filing of this opinion as an exhibit thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William R. Eilers
Smith Eilers, PLLC